UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                             Sypris Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    871655106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 871655106
          ---------

1.   NAME OF REPORTING PERSONS

     Needham Asset Management, LLC (1)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,075,300

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,075,300

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,075,300

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.6%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC, OO

----------
(1) Needham Asset Management, LLC is the managing member of Needham Investment Management L.L.C., which serves as investment adviser to various series of The Needham Funds, Inc. and the general partner to certain private investment funds that hold 1,075,300 shares of common stock of the Issuer ("Shares"). Needham Investment Management L.L.C. may be deemed to beneficially own the Shares by virtue of its position as investment adviser to these series and general partner to these funds.

CUSIP No. 871655106
          ---------

1.   NAME OF REPORTING PERSONS

     Needham Investment Management L.L.C. (2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,075,300

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,075,300

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,075,300

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.6%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, OO

----------
(2) Needham Investment Management L.L.C. serves as investment adviser to various series of The Needham Funds, Inc. and general partner to certain private investment funds that hold 1,075,300 shares of common stock of the Issuer ("Shares"). Needham Investment Management L.L.C. may be deemed to beneficially own the Shares by virtue of its position as investment adviser to these series and general partner to these funds.

CUSIP No. 871655106
          ---------

1.   NAME OF REPORTING PERSONS

     George A. Needham (3)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,075,300

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,075,300

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,075,300

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.6%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN, HC

----------
(3) George A. Needham is a control person of Needham Asset Management, LLC, which is the managing member of Needham Investment Management L.L.C., which serves as investment adviser to various series of The Needham Funds, Inc. and the general partner to certain private investment funds that hold 1,075,300 shares of common stock of the Issuer ("Shares"). George A. Needham may be deemed to beneficially own these Shares by virtue of his position as a control person of Needham Asset Management, LLC.

CUSIP No. 871655106
          ---------

1.   NAME OF REPORTING PERSONS

     James K. Kloppenburg (4)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

----------
(4) James K. Kloppenburg left his position at Needham Asset Management, LLC as of January 23, 2008.

CUSIP No. 871655106
          ---------

Item 1(a).  Name of Issuer:

            Sypris Solutions, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            101 Bullitt Lane
            Suite 450
            Louisville, Kentucky 40222
            --------------------------------------------------------------------

Item 2(a).  Names of Persons Filing:

            The statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

            (i)   Needham Asset Management, LLC

            (ii)  Needham Investment Management L.L.C.

            (iii) George A. Needham

            (iv)  James K. Kloppenburg
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            445 Park Avenue, New York, NY 10022
            --------------------------------------------------------------------

      (c).  Citizenship:

            Needham Asset Management, LLC - Delaware

            Needham Investment Management L.L.C. - Delaware

            George A. Needham - United States of America

            James K. Kloppenburg - United States of America
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $0.01 (the "Common Stock")
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            871655106
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Needham Asset Management, LLC - 1,075,300

          Needham Investment Management L.L.C. - 1,075,300

          George A. Needham - 1,075,300

          James K. Kloppenburg - 0
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Needham Asset Management, LLC - 5.6%

          Needham Investment Management L.L.C. - 5.6%

          George A. Needham - 5.6%

          James K. Kloppenburg - 0%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          Needham Asset Management, LLC

          (i)  Sole power to vote or to direct the vote                   0
                                                                ---------------,

          (ii) Shared power to vote or to direct the vote         1,075,300
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                     1,075,300
                                                                ---------------.

          Needham Investment Management L.L.C.

          (i)  Sole power to vote or to direct the vote                   0
                                                                ---------------,

          (ii) Shared power to vote or to direct the vote         1,075,300
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                     1,075,300
                                                                ---------------.

          George A. Needham

          (i)  Sole power to vote or to direct the vote                   0
                                                                ---------------,

          (ii) Shared power to vote or to direct the vote         1,075,300
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                     1,075,300
                                                                ---------------.

          James K. Kloppenburg

          (i)  Sole power to vote or to direct the vote                   0
                                                                ---------------,

          (ii) Shared power to vote or to direct the vote                 0
                                                                ---------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                             0
                                                                ---------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                             0
                                                                ---------------.

Item 5.  Ownership of Five Percent or Less of a Class.

          James K. Kloppenburg has ceased to be a beneficial owner of more than five percent of Common Stock of Sypris Solutions Inc.
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not applicable.
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

          Not applicable.
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

          Not applicable.
          ----------------------------------------------------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: January 20, 2009


                                    Needham Asset Management, LLC*

                                    By: /s/ Glen W. Albanese
                                    -----------------------------
                                    Name:  Glen W. Albanese
                                    Title:  Chief Financial Officer


                                    Needham Investment Management L.L.C.*

                                    By: /s/ Glen W. Albanese
                                    -----------------------------
                                    Name:  Glen W. Albanese
                                    Title:  Chief Financial Officer


                                    By: /s/ George A. Needham*
                                        ---------------------
                                        George A. Needham


                                    By: /s/ James K Kloppenburg*
                                        -----------------------
                                        James K. Kloppenburg

* This Schedule 13G shall not be construed as an admission that any Reporting Person, either for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for other purposes, is the beneficial owner of any securities covered by this statement except to the extent of pecuniary interest.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G/A dated January 20, 2009 relating to the Common Stock par value $0.01 per share of Sypris Solutions, Inc., shall be filed on behalf of the undersigned.


                                    Needham Asset Management, LLC

                                    By: /s/ Glen W. Albanese
                                    -----------------------------
                                    Name:  Glen W. Albanese
                                    Title:  Chief Financial Officer


                                    Needham Investment Management L.L.C.

                                    By: /s/ Glen W. Albanese
                                    -----------------------------
                                    Name:  Glen W. Albanese
                                    Title:  Chief Financial Officer


                                    By: /s/ George A. Needham
                                        ---------------------
                                        George A. Needham


                                    By: /s/ James K Kloppenburg
                                        -----------------------
                                        James K Kloppenburg

SK 22312 0001 955234